SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                                SpectraLink Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    84758010
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)








                               Page 1 of 20 Pages
                       Exhibit Index Contained on Page 19

-----------------------------------                 ----------------------------
CUSIP NO. 84758010                       13 G          Page 2 of 20 Pages
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Technology Venture Investors - 3, L.P. ("TVI-3")
                     Tax ID Number:    94-2944879
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        1,030,226   shares,   except   that
             SHARES                          TVIM-3,   the  general  partner  of
           BENEFICIALLY                      TVI-3,    and    Messrs.     Kagle,
     OWNED BY EACH REPORTING                 Marquardt,   McMurtry,  Wilson  and
             PERSON                          Johnston,  the general  partners of
              WITH                           TVIM-3,   may  be  deemed  to  have
                                             shared power to vote these shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,030,226   shares,   except   that
                                             TVIM-3,   the  general  partner  of
                                             TVI-3,    and    Messrs.     Kagle,
                                             Marquardt,   McMurtry,  Wilson  and
                                             Johnston,  the general  partners of
                                             TVIM-3,   may  be  deemed  to  have
                                             shared  power to  dispose  of these
                                             shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,030,226
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         5.38%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 84758010                       13 G          Page 3 of 20 Pages
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Management - 3, L.P. ("TVIM-3")
                     Tax ID Number:    94-2944878
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF SHARES                 19,775  shares,  which are directly
              BENEFICIALLY                   owned  by   TVIM-3,   except   that
     OWNED BY EACH REPORTING PERSON          Messrs. Kagle, Marquardt, McMurtry,
                  WITH                       Wilson and  Johnston,  the  general
                                             partners  of TVIM-3,  may be deemed
                                             to have  shared  power to vote such
                                             shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             1,030,226  shares,  which  are  all
                                             directly owned by TVI-3.  TVIM-3 is
                                             the general  partner of TVI-3,  and
                                             may be deemed to have shared  power
                                             to vote such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             19,775  shares,  which are directly
                                             owned  by   TVIM-3,   except   that
                                             Messrs. Kagle, Marquardt, McMurtry,
                                             Wilson and  Johnston,  the  general
                                             partners  of TVIM-3,  may be deemed
                                             to have shared  power to dispose of
                                             such shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,030,226  shares,  which  are  all
                                             directly owned by TVI-3.  TVIM-3 is
                                             the general  partner of TVI-3,  and
                                             may be deemed to have shared  power
                                             to dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,050,000
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         5.84%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 84758010                       13 G          Page 4 of 20 Pages
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Technology Ventures Investors - 4, L.P. ("TVI-4")
                     Tax ID Number:    94-3088804
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        2,543,582   shares,   except   that
              SHARES                         TVIM-4,   the  general  partner  of
           BENEFICIALLY                      TVI-4,    and    Messrs.     Kagle,
     OWNED BY EACH REPORTING                 Marquardt,   McMurtry,  Wilson  and
             PERSON                          Johnston,  the general  partners of
              WITH                           TVIM-4,   may  be  deemed  to  have
                                             shared power to vote these shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             2,543,582   shares,   except   that
                                             TVIM-4,   the  general  partner  of
                                             TVI-4,    and    Messrs.     Kagle,
                                             Marquardt,   McMurtry,  Wilson  and
                                             Johnston,  the general  partners of
                                             TVIM-4,   may  be  deemed  to  have
                                             shared  power to  dispose  of these
                                             shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         2,543,582
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        13.29%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 84758010                       13 G          Page 5 of 20 Pages
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Partners - 4, L.P. ("TVIP-4")
                     Tax ID Number:    94-3084677
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        297,303 shares, except that TVIM-4,
              SHARES                         the general partner of TVIP-4,  and
           BENEFICIALLY                      Messrs. Kagle, Marquardt, McMurtry,
     OWNED BY EACH REPORTING                 Wilson and  Johnston,  the  general
             PERSON                          partners  of TVIM-4,  may be deemed
              WITH                           to have shared  power to vote these
                                             shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             297,303 shares, except that TVIM-4,
                                             the general partner of TVIP-4,  and
                                             Messrs. Kagle, Marquardt, McMurtry,
                                             Wilson and  Johnston,  the  general
                                             partners  of TVIM-4,  may be deemed
                                             to have shared  power to dispose of
                                             these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                           297,303
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         1.55%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 84758010                       13 G          Page 6 of 20 Pages
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates - 4, L.P. ("TVIA-4")
                     Tax ID Number:    94-3154357
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        6,194  shares,  except that TVIM-4,
              SHARES                         the general partner of TVIA-4,  and
           BENEFICIALLY                      Messrs. Kagle, Marquardt, McMurtry,
     OWNED BY EACH REPORTING                 Wilson and  Johnston,  the  general
              PERSON                         partners  of TVIM-4,  may be deemed
              WITH                           to have shared  power to vote these
                                             shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             6,194  shares,  except that TVIM-4,
                                             the general partner of TVIA-4,  and
                                             Messrs. Kagle, Marquardt, McMurtry,
                                             Wilson and  Johnston,  the  general
                                             partners  of TVIM-4,  may be deemed
                                             to have shared  power to dispose of
                                             these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                             6,194
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.03%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 84758010                       13 G          Page 7 of 20 Pages
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates - 4 1988, L.P. ("TVIA-4 1988")
                     Tax ID Number:    94-3084676
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        11,998 shares,  except that TVIM-4,
              SHARES                         the general partner of TVIA-4 1988,
           BENEFICIALLY                      and   Messrs.   Kagle,   Marquardt,
     OWNED BY EACH REPORTING                 McMurtry,  Wilson and Johnston, the
             PERSON                          general partners of TVIM-4,  may be
              WITH                           deemed to have shared power to vote
                                             these shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             11,998 shares,  except that TVIM-4,
                                             the general partner of TVIA-4 1988,
                                             and   Messrs.   Kagle,   Marquardt,
                                             McMurtry,  Wilson and Johnston, the
                                             general partners of TVIM-4,  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                            11,998
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.06%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 84758010                       13 G          Page 8 of 20 Pages
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Management - 4, L.P. ("TVIM-4")
                     Tax ID Number:    94-3088676
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
--------------------------------------------------------------------------------
         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY                      0 shares
  OWNED BY EACH REPORTING PERSON    --------------------------------------------
               WITH                 6        SHARED VOTING POWER
                                             2,859,077    shares,    of    which
                                             2,543,582 shares are directly owned
                                             by  TVI-4,   297,303   shares   are
                                             directly  owned  by  TVIP-4,  6,194
                                             shares are directly owned by TVIA-4
                                             and  11,998   shares  are  directly
                                             owned by TVIA-4 1988. TVIM-4 is the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed to have shared power to vote
                                             such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             2,859,077    shares,    of    which
                                             2,543,582 shares are directly owned
                                             by  TVI-4,   297,303   shares   are
                                             directly  owned  by  TVIP-4,  6,194
                                             shares are directly owned by TVIA-4
                                             and  11,998   shares  are  directly
                                             owned by TVIA-4 1988. TVIM-4 is the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed  to  have  shared  power  to
                                             dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         2,859,077
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        14.93%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 84758010                       13 G          Page 9  of 20 Pages
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Robert C. Kagle ("Kagle")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY                      0 shares
  OWNED BY EACH REPORTING PERSON    --------------------------------------------
               WITH                 6        SHARED VOTING POWER
                                             3,909,078    shares,    of    which
                                             1,030,226 shares are directly owned
                                             by TVI-3, 19,775shares are directly
                                             owned by TVIM-3,  2,543,582  shares
                                             are   directly   owned  by   TVI-4,
                                             297,303  shares are directly  owned
                                             by   TVIP-4,   6,194   shares   are
                                             directly owned by TVIA-4 and 11,998
                                             shares are directly owned by TVIA-4
                                             1988. Kagle is a general partner of
                                             TVIM-3,   the  general  partner  of
                                             TVI-3,  and of TVIM-4,  the general
                                             partner  of TVI-4,  TVIP-4,  TVIA-4
                                             and TVIA-4 1988,  and may be deemed
                                             to have  shared  power to vote such
                                             shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             3,909,078    shares,    of    which
                                             1,030,226 shares are directly owned
                                             by TVI-3, 19,775shares are directly
                                             owned by TVIM-3,  2,543,582  shares
                                             are   directly   owned  by   TVI-4,
                                             297,303  shares are directly  owned
                                             by   TVIP-4,   6,194   shares   are
                                             directly owned by TVIA-4 and 11,998
                                             shares are directly owned by TVIA-4
                                             1988. Kagle is a general partner of
                                             TVIM-3,   the  general  partner  of
                                             TVI-3,  and of TVIM-4,  the general
                                             partner  of TVI-4,  TVIP-4,  TVIA-4
                                             and TVIA-4 1988,  and may be deemed
                                             to have shared  power to dispose of
                                             such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         3,909,078
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        20.45%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 84758010                       13 G          Page 10 of 20 Pages
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David F. Marquardt ("Marquardt")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY                      0 shares
  OWNED BY EACH REPORTING PERSON    --------------------------------------------
               WITH                 6        SHARED VOTING POWER
                                             3,909,078    shares,    of    which
                                             1,030,226 shares are directly owned
                                             by TVI-3, 19,775shares are directly
                                             owned by TVIM-3,  2,543,582  shares
                                             are   directly   owned  by   TVI-4,
                                             297,303  shares are directly  owned
                                             by   TVIP-4,   6,194   shares   are
                                             directly owned by TVIA-4 and 11,998
                                             shares are directly owned by TVIA-4
                                             1988.   Marquardt   is  a   general
                                             partner  of  TVIM-3,   the  general
                                             partner  of TVI-3,  and of  TVIM-4,
                                             the   general   partner  of  TVI-4,
                                             TVIP-4, TVIA-4 and TVIA-4 1988, and
                                             may be deemed to have shared  power
                                             to vote such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             3,909,078    shares,    of    which
                                             1,030,226 shares are directly owned
                                             by TVI-3, 19,775shares are directly
                                             owned by TVIM-3,  2,543,582  shares
                                             are   directly   owned  by   TVI-4,
                                             297,303  shares are directly  owned
                                             by   TVIP-4,   6,194   shares   are
                                             directly owned by TVIA-4 and 11,998
                                             shares are directly owned by TVIA-4
                                             1988.   Marquardt   is  a   general
                                             partner  of  TVIM-3,   the  general
                                             partner  of TVI-3,  and of  TVIM-4,
                                             the   general   partner  of  TVI-4,
                                             TVIP-4, TVIA-4 and TVIA-4 1988, and
                                             may be deemed to have shared  power
                                             to dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         3,909,078
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        20.45%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 84758010                       13 G          Page 11  of 20 Pages
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Burton J. McMurtry ("McMurtry")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY                      0 shares
  OWNED BY EACH REPORTING PERSON    --------------------------------------------
               WITH                 6        SHARED VOTING POWER
                                             3,909,078    shares,    of    which
                                             1,030,226 shares are directly owned
                                             by TVI-3, 19,775shares are directly
                                             owned by TVIM-3,  2,543,582  shares
                                             are   directly   owned  by   TVI-4,
                                             297,303  shares are directly  owned
                                             by   TVIP-4,   6,194   shares   are
                                             directly owned by TVIA-4 and 11,998
                                             shares are directly owned by TVIA-4
                                             1988. McMurtry is a general partner
                                             of TVIM-3,  the general  partner of
                                             TVI-3,  and of TVIM-4,  the general
                                             partner  of TVI-4,  TVIP-4,  TVIA-4
                                             and TVIA-4 1988,  and may be deemed
                                             to have  shared  power to vote such
                                             shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             3,909,078    shares,    of    which
                                             1,030,226 shares are directly owned
                                             by TVI-3, 19,775shares are directly
                                             owned by TVIM-3,  2,543,582  shares
                                             are   directly   owned  by   TVI-4,
                                             297,303  shares are directly  owned
                                             by   TVIP-4,   6,194   shares   are
                                             directly owned by TVIA-4 and 11,998
                                             shares are directly owned by TVIA-4
                                             1988. McMurtry is a general partner
                                             of TVIM-3,  the general  partner of
                                             TVI-3,  and of TVIM-4,  the general
                                             partner  of TVI-4,  TVIP-4,  TVIA-4
                                             and TVIA-4 1988,  and may be deemed
                                             to have shared  power to dispose of
                                             such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         3,909,078
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        20.45%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 84758010                       13 G          Page 12  of 20 Pages
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mark G. Wilson ("Wilson")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY                      0 shares
  OWNED BY EACH REPORTING PERSON    --------------------------------------------
               WITH                 6        SHARED VOTING POWER
                                             3,909,078    shares,    of    which
                                             1,030,226 shares are directly owned
                                             by TVI-3, 19,775shares are directly
                                             owned by TVIM-3,  2,543,582  shares
                                             are   directly   owned  by   TVI-4,
                                             297,303  shares are directly  owned
                                             by   TVIP-4,   6,194   shares   are
                                             directly owned by TVIA-4 and 11,998
                                             shares are directly owned by TVIA-4
                                             1988.  Wilson is a general  partner
                                             of TVIM-3,  the general  partner of
                                             TVI-3,  and of TVIM-4,  the general
                                             partner  of TVI-4,  TVIP-4,  TVIA-4
                                             and TVIA-4 1988,  and may be deemed
                                             to have  shared  power to vote such
                                             shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             3,909,078    shares,    of    which
                                             1,030,226 shares are directly owned
                                             by TVI-3, 19,775shares are directly
                                             owned by TVIM-3,  2,543,582  shares
                                             are   directly   owned  by   TVI-4,
                                             297,303  shares are directly  owned
                                             by   TVIP-4,   6,194   shares   are
                                             directly owned by TVIA-4 and 11,998
                                             shares are directly owned by TVIA-4
                                             1988.  Wilson is a general  partner
                                             of TVIM-3,  the general  partner of
                                             TVI-3,  and of TVIM-4,  the general
                                             partner  of TVI-4,  TVIP-4,  TVIA-4
                                             and TVIA-4 1988,  and may be deemed
                                             to have shared  power to dispose of
                                             such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         3,909,078
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        20.45%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 84758010                       13 G          Page 13  of 20 Pages
-----------------------------------                 ----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     John R. Johnston ("Johnston")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY                      0 shares
  OWNED BY EACH REPORTING PERSON    --------------------------------------------
               WITH                 6        SHARED VOTING POWER
                                             3,909,078    shares,    of    which
                                             1,030,226 shares are directly owned
                                             by TVI-3, 19,775shares are directly
                                             owned by TVIM-3,  2,543,582  shares
                                             are   directly   owned  by   TVI-4,
                                             297,303  shares are directly  owned
                                             by   TVIP-4,   6,194   shares   are
                                             directly owned by TVIA-4 and 11,998
                                             shares are directly owned by TVIA-4
                                             1988. Johnston is a general partner
                                             of TVIM-3,  the general  partner of
                                             TVI-3,  and of TVIM-4,  the general
                                             partner  of TVI-4,  TVIP-4,  TVIA-4
                                             and TVIA-4 1988,  and may be deemed
                                             to have  shared  power to vote such
                                             shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             3,909,078    shares,    of    which
                                             1,030,226 shares are directly owned
                                             by TVI-3, 19,775shares are directly
                                             owned by TVIM-3,  2,543,582  shares
                                             are   directly   owned  by   TVI-4,
                                             297,303  shares are directly  owned
                                             by   TVIP-4,   6,194   shares   are
                                             directly owned by TVIA-4 and 11,998
                                             shares are directly owned by TVIA-4
                                             1988. Johnston is a general partner
                                             of TVIM-3,  the general  partner of
                                             TVI-3,  and of TVIM-4,  the general
                                             partner  of TVI-4,  TVIP-4,  TVIA-4
                                             and TVIA-4 1988,  and may be deemed
                                             to have shared  power to dispose of
                                             such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         3,909,078
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        20.45%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 20 Pages


ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  SpectraLink Corp.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  1650 38th Street, #202E
                  Boulder, CO  80301

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed by Technology Venture Investors-3, L.P., a California limited partnership ("TVI-3"), TVI Management-3, L.P., a California limited partnership ("TIM-3"), Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Affiliates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI
                  Affiliates-4 1988, L.P., a Delaware limited partnership ("TVIA-4 1988"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark
                  G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TVIM-3 is the general partner of TVI-3, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TVI-3. Kagle,
                  Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-3, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-3 and TVIM-3.

                  TVIM-4 is the general partner of TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988. Kagle, Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by. by TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal office for each of the Reporting Persons is:

                  Technology Venture Investors
                  2480 Sand Hill Road, Suite 101
                  Menlo Park, CA  94025

                                                             Page 15 of 20 Pages


ITEM 2(c)         CITIZENSHIP:
                  ------------

                  TVI-3 and TVIM-3 are California limited partnerships, TVI-4, TVIM-4, TVIP-4, TVIA-4 and TVIA-4 1988 are Delaware limited partnerships, and Kagle, Marquardt, McMurtry, Wilson and Johnston are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 84758010

ITEM 3.           Not Applicable
                  --------------

                                                             Page 16 of 20 Pages


ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)      Amount beneficially owned:
                                    --------------------------

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)      Percent of Class:
                                    -----------------

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c)      Number  of shares  as to which  such  person
                                    --------------------------------------------
                                    has:
                                    ----


                                        (i)  Sole power to vote or to direct the
                                             -----------------------------------
                                             vote:
                                             -----

                                             See Row 5 of  cover  page  for each
                                             Reporting Person.

                                        (ii) Shared  power to vote or to  direct
                                             -----------------------------------
                                             the vote:
                                             ---------

                                             See Row 6 of  cover  page  for each
                                             Reporting Person.

                                        (iii)Sole  power to dispose or to direct
                                             -----------------------------------
                                             the disposition of:
                                             -------------------

                                             See Row 7 of  cover  page  for each
                                             Reporting Person.

                                        (iv) Shared   power  to  dispose  or  to
                                             -----------------------------------
                                             direct the disposition of:
                                             --------------------------

                                             See Row 8 of  cover  page  for each
                                             Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable.

                                                             Page 17 of 20 Pages


ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  --------------------------------------------------------------
                  PERSON:
                  -------

                  Under certain circumstances set forth in the limited partnership agreements of TVI-3, TVI-4, TVIP-4, TVIA-4, TVIA-4 1988, TVIM-3 and TVIM-4, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ----------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  -------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  --------------

                  Not applicable

                                                             Page 18 of 20 Pages


                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997



                                       /s/ Mark G. Wilson
                                       -----------------------------------------
                                       Mark G.  Wilson,  on behalf of TVIM-3 and
                                       TVIM-4  in  his  capacity  as  a  general
                                       partner  thereof,  on behalf of TVI-3, in
                                       his capacity as a general partner of TVIM
                                       3,  the  general  partner  of  TVI-3,  on
                                       behalf of  TVI-4,  in his  capacity  as a
                                       general  partner of TVIM-4,  the  general
                                       partner of TVI-4, on behalf of TVIP-4, in
                                       his  capacity  as a  general  partner  of
                                       TVIM-4, the general partner of TVIP-4, on
                                       behalf of TVIA-4,  in his  capacity  as a
                                       general  partner of TVIM-4,  the  general
                                       partner  of  TVIA-4,  and  on  behalf  of
                                       TVIA-4 1988, in his capacity as a general
                                       partner of TVIM-4, the general partner of
                                       TVIA-4 1988.



/s/ Robert C. Kagle                    /s/ Mark G. Wilson
------------------------------         --------------------------------
ROBERT C. KAGLE                        MARK G. WILSON


/s/ David F. Marquardt                 /s/ John R. Johnston
------------------------------         --------------------------------
DAVID F. MARQUARDT                     JOHN R. JOHNSTON


/s/ Burton J. McMurtry
------------------------------
BURTON J. MCMURTRY

                                                             Page 19 of 20 Pages



                                  EXHIBIT INDEX
                                  -------------

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   20

                                                             Page 20 of 20 Pages



                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of SpectraLink Corp. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 12, 1997


                                       /s/ Mark G. Wilson
                                       ----------------------------------------

                                       Mark G. Wilson, on behalf of TVIM-3 and TVIM-4 in his capacity as a general partner thereof, on behalf of TVI-3, in his capacity as a general partner of TVIM 3, the general partner of TVI-3, on behalf of TVI-4, in his capacity as a general partner of TVIM-4, the general partner of TVI-4, on behalf of TVIP-4, in his capacity as a general partner of TVIM-4, the general partner of TVIP-4, on behalf of TVIA-4, in his capacity as a general partner of TVIM-4, the general partner of TVIA-4, and on behalf of TVIA-4 1988, in his capacity as a general partner of TVIM-4, the general partner of TVIA-4 1988.




/s/ Robert C. Kagle                    /s/ Mark G. Wilson
------------------------------         --------------------------------
ROBERT C. KAGLE                        MARK G. WILSON


/s/ David F. Marquardt                 /s/ John R. Johnston
------------------------------         --------------------------------
DAVID F. MARQUARDT                     JOHN R. JOHNSTON


/s/ Burton J. McMurtry
------------------------------
BURTON J. MCMURTRY